EUROPEAN EQUITY FUND, INC.
OFFER TO PURCHASE
FOR CASH UP TO 2,957,998 OF ITS ISSUED AND
OUTSTANDING SHARES (THE “SHARES”) AT
95% OF NET ASSET VALUE PER SHARE
THE OFFER WILL EXPIRE AT 11:59 P.M. EASTERN TIME ON DECEMBER 12, 2005
UNLESS THE OFFER IS EXTENDED.
To the Stockholders of The European Equity Fund, Inc.:
      The European Equity Fund, Inc., a non-diversified, closed-end management investment company incorporated in Maryland (the “Fund”), is offering to purchase up to 2,957,998 of its issued and outstanding shares of Common Stock, par value $0.001 per share (the “Shares”). The offer is for cash at a price equal to 95% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange, the principal market in which the Shares are traded (the “NYSE”), on December 13, 2005 (or, if the offer is extended, on the next business day after the day to which the offer is extended) (the “Pricing Date”), and is upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 p.m. Eastern Time on December 12, 2005, unless extended. The Shares are traded on the NYSE under the symbol “EEA”. The NAV as of the close of the regular trading session of the NYSE on November 8, 2005 was $9.23 per Share. During the pendency of the Offer, current NAV quotations can be obtained from Georgeson Shareholder Communications, Inc. (the “Information Agent”), by calling (888) 293-6907 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Tendering stockholders will not be obliged to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. The Fund will pay all charges and expenses of the Information Agent and Colbent Corporation (the “Depositary”). The Fund has mailed materials for the Offer to stockholders on or about November 10, 2005.
      This Offer is subject to certain conditions. See Section 3.
Important Information
      Stockholders who desire to tender their Shares should either: (1) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Shares (in proper certificated or uncertificated form) and any other documents required by the Letter of Transmittal; or (2) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Fund reserves the absolute right to reject tenders determined not to be in appropriate form.
      If you do not wish to tender your Shares, you need not take any action.

i

SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)
      This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.
What is the tender offer?

•	The European Equity Fund, Inc. (the “Fund”) is offering to purchase up to 2,957,998 of its shares of Common Stock for cash at a price per share equal to 95% of the per share net asset value as of the close of regular trading of the NYSE on December 13, 2005 (or, if the offer is extended, on the next business day after the day to which the offer is extended) (the “Pricing Date”) upon specified terms and subject to conditions as set forth in the tender offer documents.
Why is the Fund making this tender offer?

•	On October 27, 2005, the Fund’s stockholders approved an expansion of the Fund’s investment focus from investing in equities of German companies to investing primarily in equities of companies in all 12 European countries that utilize the Euro currency. In seeking stockholder approval the Fund stated that if approval were obtained, the Fund would conduct a tender offer for up to 20% of its outstanding shares at a price equal to 95% of net asset value per share as of the end of the tender period.
When will the tender offer expire, and may the offer be extended?

•	The tender offer will expire at 11:59 p.m. Eastern Time on December 12, 2005, unless extended. The Fund may extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. See Section 13.
What is the net asset value per Fund share as of a recent date?

•	As of November 8, 2005, the net asset value per share was $9.23. See Section 8 of the Offer to Purchase for details. During the pendency of the tender offer, current net asset value quotations can be obtained from Georgeson Shareholder Communications, Inc., the Information Agent, by calling (888) 293-6907 between 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Banks and brokers may call the Information Agent collect at (212) 440-9800.
Will the net asset value be higher or lower on the date that the price to be paid for tendered shares is to be determined?

•	No one can accurately predict the net asset value at a future date, but you should realize that net asset value on the Pricing Date may be higher or lower than the net asset value on November 8, 2005.
How do I tender my shares?

•	If your shares are registered in your name, you should obtain and read the tender offer materials, including the Offer to Purchase and the related Letter of Transmittal, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by Colbent Corporation, the Depositary, in proper form before 11:59 p.m. Eastern Time on December 12, 2005 (unless the tender offer is extended by the Fund, in which case the new deadline will be as stated in the public announcement of the extension). If your shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by December 12, 2005 (or if the offer is extended, the expiration date as extended). See Section 4.

May I withdraw my shares after I have tendered them and, if so, by when?

•	Yes, you may withdraw your shares at any time prior to 11:59 p.m. Eastern Time on December 12, 2005 (or if the offer is extended, at any time prior to 11:59 p.m. Eastern Time on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). In addition, if shares tendered have not by then been accepted for payment, you may withdraw your tendered shares at any time after December 12, 2005. See Section 5.
How do I withdraw tendered shares?

•	A notice of withdrawal of tendered shares must be timely received by Colbent Corporation, the Depositary. The notice must specify the name of the stockholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such shares if different than the person who tendered the shares. See Section 5.
May I place any conditions on my tender of shares?

•	No.
Is there a limit on the number of shares I may tender?

•	No. See Section 1.
What if more than 2,957,998 shares are tendered (and not timely withdrawn)?

•	The Fund will purchase duly tendered shares from tendering stockholders pursuant to the terms and conditions of the tender offer on a pro rata basis (disregarding fractions) in accordance with the number of shares tendered by each stockholder (and not timely withdrawn), unless the Fund determines not to purchase any shares. The Fund’s present intention, if the tender offer is oversubscribed, is to purchase not more than 2,957,998 shares. See Section 1.
If I decide not to tender, how will the tender offer affect the shares I hold?

•	Your percentage ownership interest in the Fund will increase after completion of the tender offer.
Does the Fund have the financial resources to make payment?

•	Yes. The Fund has the financial resources to make payments from its cash on hand and from liquidation of its portfolio securities. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered shares. See Section 7.
If shares I tender are accepted by the Fund, when will payment be made?

•	It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made as soon as possible after the termination date of the Offer. See Section 6.
Is my sale of shares in the tender offer a taxable transaction?

•	Yes, for most stockholders. It is expected that all U.S. stockholders, other than those who are tax-exempt, who sell Shares in the tender offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in those Shares. See Section 12 of this Offer to Purchase for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. stockholders. Please consult your tax advisor as well.

Is the Fund required to complete the tender offer and purchase all shares tendered up to the maximum of 2,957,998 shares?

•	Yes, unless certain conditions described in Section 3 are not satisfied.
Is there any reason shares tendered would not be accepted?

•	In addition to those circumstances described in Section 3 in which the Fund is not required to accept tendered shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if they do not include original signature(s) or the original of any required signature guarantee(s).
How will tendered shares be accepted for payment?

•	Properly tendered shares, up to the number tendered for, will be accepted for payment by a determination of the Fund’s Board of Directors followed by notice of acceptance to Colbent Corporation, the Depositary, which is thereafter to make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 6.
What action need I take if I decide not to tender my shares?

•	None.
Does management encourage stockholders to participate in the tender offer, and will they participate in the tender offer?

•	No. Neither the Fund, its Board of Directors nor the Fund’s investment adviser is making any recommendation to tender or not to tender shares in the tender offer. No director or officer of the Fund intends to tender shares. See Section 9.
How do I obtain additional information?

•	Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to Georgeson Shareholder Communications, Inc., the Information Agent for the tender offer, toll free at (888) 293-6907. Banks and brokers may call the Information Agent collect at (212) 440-9800. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.
How do I obtain information regarding the number of shares I hold?

•	Questions regarding the number of shares you hold should be directed to the Information Agent, toll free at (888) 293-6907. If you do not own shares directly, you should obtain this information from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

INTRODUCTION
      The European Equity Fund, Inc., a Maryland corporation (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 20% of the Fund’s outstanding shares of Common Stock or 2,957,998 shares in the aggregate (the “Offer Amount”) of its Common Stock, par value $0.001 per share (the “Shares”), at a price (the “Purchase Price”) per Share, net to the seller in cash, equal to 95% of the net asset value in U.S. Dollars (“NAV”) per Share as of the close of regular trading on the New York Stock Exchange (“NYSE”) on December 13, 2005, or such later date to which the Offer is extended (the “Pricing Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The depositary for the Offer is Colbent Corporation. (the “Depositary”). The Fund is mailing materials for the Offer to record holders on or about November 10, 2005.
      This Offer is being extended to all stockholders of the Fund and is not conditioned on any minimum number of Shares being tendered, but is subject to other conditions as outlined herein and in the Letter of Transmittal. See Section 3 of this Offer to Purchase.
      No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein and in the Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by The European Equity Fund, Inc. The Fund has been advised that no director or officer of the Fund intends to tender any Shares pursuant to the Offer.
      As of November 8, 2005 there were 14,789,992 Shares issued and outstanding, and the NAV was $9.23 per Share. The Fund expects that the number of Shares issued and outstanding will not be materially different on the Termination Date (as defined below). Stockholders may contact Georgeson Shareholder Communications, Inc., the Fund’s Information Agent, toll free at (888) 293-6907 to obtain current NAV quotations for the Shares. Banks and brokers may call the Information Agent collect at (212) 440-9800.
      1. Price; Number of Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment and purchase for cash up to 2,957,998 of its issued and outstanding Shares that are properly tendered prior to 11:59 p.m. Eastern Time on December 12, 2005 (and not withdrawn in accordance with Section 5). The Fund reserves the right to amend, extend or terminate the Offer. See Sections 3 and 13. The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 3. The later of December 12, 2005 or the latest date to which the Offer is extended is hereinafter called the “Expiration Date.” The purchase price of the Shares will be 95% of the NAV per Share determined as of the close of the regular trading session of the NYSE on the Pricing Date. The Fund will not pay interest on the purchase price under any circumstances. The NAV as of the close of the regular trading session of the NYSE on November 8, 2005 was $9.23 per Share. During the pendency of the Offer, current NAV quotations can be obtained from the Information Agent by calling (888) 293-6907 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Banks and brokers may call the Information Agent collect at (212) 440-9800. During the pendency of the Offer, stockholders can obtain information regarding the number of shares they hold from the Information Agent by calling (888) 293-6907 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays). Stockholders who do not own shares directly should obtain this information from their broker, dealer, commercial bank, trust company or other nominee, as appropriate.
      The Offer is being made to all stockholders and is not conditioned upon stockholders tendering in the aggregate any minimum number of Shares.
      If more than 2,957,998 Shares are duly tendered pursuant to the Offer (and not withdrawn as provided in Section 5), unless the Fund determines not to purchase any Shares, the Fund will purchase

Shares from tendering stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) and in accordance with the number of Shares duly tendered by or on behalf of each stockholder (and not so withdrawn). However, in accordance with the terms and conditions specified in this Offer, the Fund will accept all shares tendered by any stockholder who owns, beneficially or of record, an aggregate of not more than 99 Shares and who tenders all such Shares by means of Letter of Transmittal tendered by or on behalf of that stockholder. If Shares duly tendered by or on behalf of a stockholder include Shares held pursuant to the Fund’s dividend reinvestment plan, the proration will be applied first with respect to other shares tendered and only thereafter, if and as necessary, with respect to Shares held pursuant to that plan. The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 2,957,998 Shares having been tendered.
      On November 8, 2005 there were 14,789,992 Shares issued and outstanding, and there were 2,445 holders of record of Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.
      2. Purpose of the Offer, Plans or Proposal of the Fund. On October 27, 2005, the Fund’s stockholders approved an expansion of the Fund’s investment focus from investing in equities of German companies to investing primarily in equities of all 12 European countries that utilize the Euro currency. In seeking shareholder approval the Fund stated that if approval were obtained, the Fund would conduct a tender offer for up to 20% of its outstanding shares at a price equal to 95% of net asset value per share as of the end of the tender period.
      Except as set forth above, the Fund does not have any present plans or proposals, and is not engaged in any negotiations, in connection with the Offer, that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any material change in the Fund’s present dividend rate or policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board or to fill any existing vacancies on the Board; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) the Fund’s sole class of equity securities, the Shares, being delisted from a national securities exchange; (g) the Shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of Shares or the disposition of Shares; or (j) any changes in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.
      Any Shares acquired by the Fund pursuant to the Offer shall constitute Treasury Shares, and, therefore, will be available for issuance by the Fund without further Stockholder action (except as otherwise required by applicable law or the rules of national securities on which the Shares are listed).
      None of the Fund, its Board of Directors, nor the Investment Manager makes any recommendation to any stockholder whether to tender or refrain from tendering any of such stockholder’s Shares, and none of such persons has authorized any person to make any such recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender shares.
      3. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Common Stock from the NYSE or (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal (and possibly certain state and local) income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (2) the amount of Shares of Common Stock tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Stockholders; (3) there is any (a) in the Board of Directors’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) declaration of a banking moratorium by any U.S. federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by any U.S. federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board of Directors’ judgment, other event or condition that would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of any of its fiduciary duties owed to the Fund or its Stockholders.
      A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.
      If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.
      The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.
      The Fund reserves the right, at any time during the pendency of the Offer, to amend or extend the Offer in any respect. See Section 13.
      4. Procedures for Tendering Shares.
      a. Proper Tender of Shares. Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For Shares to be properly tendered pursuant to the Offer, a stockholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be received by the Depositary at the appropriate address set forth on the front cover of this Offer and must either cause certificates for tendered Shares to be received by the Depositary at such address or cause such Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before 11:59 p.m. Eastern Time on the Expiration Date, or (in lieu of the foregoing) such stockholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Shares should not be sent or delivered to the Fund.
      Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to tender Shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
      The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering stockholder’s representation that the stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.
      b. Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Shares) of the Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal or (b) the Shares tendered are tendered for the account of a firm (an “Eligible Institution”) which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal.
      If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Shares tendered without alteration, enlargement or any change whatsoever.
      If any of the Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.
      If any of the tendered Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.
      If the Letter of Transmittal or any certificates for Shares tendered or stock powers relating to Shares tendered are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted.
      If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted therewith, no endorsements of certificates or separate stock powers with respect to such Shares are required unless payment is to be made to, or certificates for Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.
      If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Section 6.
      c. Book-Entry Delivery. The Depositary has established an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of

Stockholders. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date at one of its addresses set forth on page 2 of this Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below.
      The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant.
      Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
      d. Guaranteed Delivery. Notwithstanding the foregoing, if a stockholder desires to tender Shares pursuant to the Offer and the certificates for the Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date, or a stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such stockholder’s Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(i)	the tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to 11:59 p.m. Eastern Time on the Expiration Date; and

(iii)	the certificates for all such tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 11:59 a.m. Eastern Time on the second NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.
      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.
      The method of delivery of any documents, including share certificates, the Letter of Transmittal and any other required documents, is at the option and sole risk of the tendering stockholder. If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended. Stockholders have the responsibility to cause their Shares to be tendered (in proper certificated or uncertificated form), the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the purchase amount.
      Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.
      e. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer shall be final and binding.
      Neither the Fund, its Board of Directors, DIMA, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of them will incur any liability for failure to give any such notice.
      f. Shares Not Accepted for Payment. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered, then (i) certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder, as soon as practicable following expiration or termination of the Offer, and (ii) Shares delivered pursuant to the book-entry delivery procedure described in Section 4(a) above will be credited to the appropriate account maintained with DTC.
      g. United States Federal Income Tax Withholding. To prevent the imposition of a U.S. federal backup withholding tax equal to 28% of the gross payments made pursuant to the Offer, prior to such payments each stockholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Form W-9 (for U.S. Stockholders) or Form W-8 (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Depositary. See Section 12.
      Under certain circumstances (see Section 12), the Depositary will withhold a tax equal to 28% of the gross payments payable to a non-U.S. Stockholder unless the Depositary determines that a reduced rate of withholding or an exemption from withholding is applicable. (Exemption from backup withholding tax does not exempt a non-U.S. Stockholder from the 30% withholding tax.) For this purpose, a Non-U.S. Stockholder is, in general, a stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust (a “Non-U.S. Stockholder”). The Depositary will determine a stockholder’s status as a Non-U.S. Stockholder and the stockholder’s eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding certificates or statements concerning such eligibility, unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Stockholder that has not previously submitted the appropriate certificates or statements with respect to a reduced rate of, or exemption from, withholding for which such stockholder may be eligible, should consider doing so in order to avoid over-withholding. See Section 12.
      5. Withdrawal Rights. At any time prior to 11:59 p.m. Eastern Time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after December 12, 2005, any stockholder may withdraw all, but not less than all, of the Shares that the stockholder has tendered.

      To be effective, a written notice of withdrawal of Shares tendered must be timely received by the Depositary at the appropriate address set forth on the front cover of this Offer. Stockholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary at (718) 380-3388, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn (which may not be less than all of the Shares tendered by the stockholder) and, if one or more certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.
      All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 prior to 11:59 p.m. Eastern Time on the Expiration Date. Except as otherwise provided in this Section 5, tenders of Shares made pursuant to the Offer will be irrevocable.
      Neither the Fund, its Board of Directors, DIMA, the Depositary nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.
      6. Payment for Shares. For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered (and not withdrawn in accordance with Section 5 pursuant to the Offer) when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return tendered Shares promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will pay for Shares properly tendered as soon as practicable after the Expiration Date. The Fund will make payment for Shares purchased pursuant to the Offer by depositing the aggregate purchase price therefor with the Depositary, which will make payment to stockholders promptly as directed by the Fund. The Fund will not pay interest on the purchase price under any circumstances.
      In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) a Letter of Transmittal (or a copy thereof) properly completed and bearing original signature(s) and any required signature guarantee(s), (b) such Shares (in proper certificated or uncertificated form) and (c) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer or other institution for processing the tender requested. Certificates representing Shares tendered but not purchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the tendering stockholder. The Fund will pay any transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered owner or such other person) payable on account of the transfer to such person of such Shares will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. The Fund may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3.
      Any tendering stockholder or other payee who has not previously submitted a correct, completed and signed Form W-8 or Form W-9, as necessary, and who fails to complete and sign either the Form W-8 or Substitute Form W-9 in the Letter of Transmittal and provide that form to the Depositary, may be subject to federal backup withholding tax of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 12 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Stockholders.
      7. Source and Amount of Funds; Effect of the Offer. The total cost to the Fund of purchasing 2,957,998 of its issued and outstanding Shares pursuant to the Offer would be $25,937,205 (based on a price per Share of $8.77, 95% of the NAV as of the close of the regular trading session of the NYSE on November 8, 2005). On November 8, 2005 the aggregate value of the Fund’s net assets was $136,571,111.
      To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will first be derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. The selection of which portfolio securities to sell, if any, will be made by DIMA, taking into account investment merit, relative liquidity and applicable investment restrictions and legal requirements. Although the Fund is authorized to borrow money to finance the purchase of Shares, the Board believes that the Fund will have sufficient resources through cash on hand and the disposition of assets to purchase Shares in the Offer without such borrowing. However, the Fund reserves the right to finance a portion of the Offer through temporary borrowing.
      The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on October 31, 2005, and if Stockholders tendered 20% of the Fund’s outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $26,119,122. See the Pro Forma Capitalization table below.
Pro Forma Capitalization(1)

		Adjustment for
	As of	Purchase at $8.83	Pro Forma As
	October 31, 2005	Per Share(2)	Adjusted

Total net assets	$137,503,476	$(26,119,122)	$111,384,354
Shares outstanding	14,789,992	(2,957,998)	11,831,994
NAV per share(3)	$9.30	$8.83	$9.41

(1)	This table assume purchase by the Fund of 2,957,998 Shares, equal to 20% of the Fund’s outstanding Shares as of October 31, 2005.

(2)	This amount represents 95% of the Fund’s NAV as determined on October 31, 2005. Shares tendered pursuant to the Offer will be purchased at a 5% discount to NAV on the Pricing Date, which may be more or less than $9.30 per Share, and the Pro Forma NAV per Share also may be more or less than that shown above.

(3)	The NAV per Share of the Fund is normally determined as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.
      The offer might have certain adverse consequences for tendering and non-tendering stockholders. Stockholders should consider the relative benefits and costs of tendering shares at a 5% discount to NAV pursuant to the Offer, versus selling Shares at the market price with the associated transaction costs.
      Effect on NAV and Consideration Received by Tendering Stockholders. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of portfolio securities being sold and/or the Fund’s remaining portfolio securities might decline and hence the Fund’s NAV might decline. If any such decline occurs the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Expiration Date, if such a decline continued up to the Expiration Date, the consideration received by tendering stockholders would be reduced. In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund might receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share, thereby reducing the amount of proceeds received by tendering stockholders and the NAV per Share for non-tendering stockholders.
      Stockholders should note, however, that the Offer may result in accretion to the Fund’s NAV per Share following the Offer, due to the fact that the Purchase Price represents a 5% discount to the Fund’s NAV per Share. The potential accretion to the Fund’s NAV per Share may offset in whole or in part any decline in the Fund’s NAV as discussed above.
      The Fund will likely sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay-for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.
      Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains (reduced by net capital loss realized during the fiscal year and available capital loss carryforwards) as a capital gain dividend to stockholders of record subsequent to the termination of the Offer. This recognition and distribution of gains, if any, would have certain negative consequences: first, stockholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, which could reduce the Fund’s NAV because, as described above, the price realized on the sale of portfolio securities might be less than their valuations by the Fund and the sales would cause the Fund to incur brokerage and related-transaction expense; and third, any such sales of portfolio securities could cause the Fund to recognize additional capital gains (which would likely thereafter be distributed to stockholders as a capital gain dividend). It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of September 30, 2005, there was net unrealized appreciation of $35,819,917 in the Fund’s portfolio as a whole, and there was $45,331,536 of capital loss carryforwards that for tax purposes could offset future gains actually realized. This information does not reflect the portfolio sales and realization of substantial capital gains that the Fund expects to incur in shifting its portfolio from predominantly German securities to one focused on securities of all 12 European countries that utilize the Euro.
      In addition, some of the distributed, gains may be realized with respect to securities held for one year or less, which would generate income taxable to the stockholders at ordinary income rates. Such distributions (as well as distributions taxable as long-term capital gains) could adversely affect the Fund’s after-tax performance.
      Tax Consequences of Repurchases to Stockholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering stockholders and may have tax consequences for nontendering stockholders. See Section 7 of this Offer to Purchase.
      Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer would result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased (and the amount of the resulting decrease in the Fund’s net assets).
      8. Price Range of Shares; Dividends/ Distributions. The following table sets forth, for the periods indicated, the high and low NAVs per Share and the high and low closing sale prices per Share as reported on the NYSE Composite Tape, and the amounts of cash dividends/distributions per Share paid during such periods.

	Net Asset Value		Market Price

	High	Low	High	Low

Fiscal Year (ending December 31)
2004
1st Quarter	$8.97	$7.58	$8.00	$6.58
2nd Quarter	$8.16	$7.30	$7.29	$6.40
3rd Quarter	$7.99	$7.30	$7.10	$6.30
4th Quarter	$9.37	$7.91	$8.14	$6.85
2005
1st Quarter	$9.48	$8.81	$8.40	$7.56
2nd Quarter	$9.25	$8.65	$7.99	$7.41
3rd Quarter	$9.81	$8.63	$8.98	$7.69
4th Quarter (through November 8, 2005)	$8.72	$8.21	$9.65	$9.16
      As of the close of business on November 8, 2005 the Fund’s NAV was $9.23 per Share, and the high, low and closing prices per Share on the NYSE on that date were $8.39, $8.28 and $8.39, respectively. During the pendency of the Offer, current NAV quotations can be obtained by contacting the Information Agent in the manner indicated in Section 1.
      The tendering of Shares, unless and until Shares tendered are accepted for payment and purchase, will not affect the record ownership of any such tendered Shares for purposes of entitlement to any dividends payable by the Fund.
      9. Interest of Directors, Executive Officers and Certain Related Persons. Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund, and other matters is required to be disclosed in proxy statements distributed to the Fund’s stockholders and filed with the Securities and Exchange Commission (the “SEC”).
      The business address of each of the directors and officers of the Fund is c/o Deutsche Investment Management Americas Inc., 345 Park Avenue, NYC20-2799, New York, New York 10154, and business telephone number is (800) 437-6269. Their names and the number of Shares beneficially owned as of October 31, 2005, if any, are set forth below.

Directors of the Fund

Detlef Bierbaum	John H. Cannon (540)	Dr. Frank Trömel
Dr. Kurt W. Bock	Fred H. Langhammer	Robert H. Wadsworth (4,672)
Ambassador Richard R. Burt (3,976)	Christian H. Strenger, Chairman	Werner Walbröl (4,848)
John Bult (3,013)

Officers of the Fund

Vincent J. Esposito, President and Chief Executive Officer	Sandra M. Schaufler, Chief Investment Officer	Kathleen Sullivan D’Eramo, Assistant Treasurer
Paul H. Schubert, Treasurer and Chief Financial Officer	Carole Coleman, Secretary

      Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s directors or executive officers, or associates of any of the foregoing, has effected any transaction in Shares, except for dividend reinvestment, during the past 60 business days. Except as set forth in this Offer, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Based upon information provided or available to the Fund, no director, officer or affiliate of the Fund intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.
      10. Certain Information about the Fund. The Fund is a Maryland corporation with its principal executive offices located at 345 Park Avenue, New York, New York 10154 (telephone number (800) 437-6269). The Fund is a closed-end, non-diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public on April 8, 1986. As a closed-end investment company the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its shares at the election of a stockholder and does not continuously offer its shares for sale to the public. The Fund’s investment objective is seeking long-term capital appreciation through investment primarily in equity or equity-linked securities of issuers domiciled in countries in Europe that utilize the Euro currency. The Fund has been managed since its inception by DIMA.
      DIMA is a registered investment adviser under the Investment Advisers Act of 1940 with headquarters at 345 Park Avenue, New York, New York 10154. DIMA provides a full range of investment advisory services to retail and institutional clients, and as of September 30, 2005 had total assets of approximately $172 billion under management. The Investment Manager is part of Deutsche Asset Management, which is the marketing name in the United States for the asset management activities of Deutsche Bank A.G. Deutsche Bank A.G. is an international commercial and investment banking institution that is engaged in a wide range of financial services, including investment management, mutual fund, retail, private and commercial banking, investment banking and insurance.
      11. Additional Information; Certain Legal Matters. An Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) including the exhibits thereto, filed with the SEC, provides certain additional information relating to the Offer, and may be inspected and copied at the prescribed rates at the SEC’s public reference facilities at its Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549.
      The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 3 of this Offer to Purchase.
      12. Certain United States Federal Income Tax Consequences. The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer based on current U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and Internal Revenue Service rulings. Each stockholder should consult his or her own tax advisor for a full understanding of the tax consequences of such a sale, including potential state, local and foreign taxation by jurisdictions of which the stockholder is a citizen, resident or domiciliary.
      a. U.S. Stockholders. Stockholders (other than tax-exempt persons) who are citizens and/or residents of the U.S., corporations created or organized in or under the laws of the U.S. or any State thereof or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of the source of such income, and trusts if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (“U.S. Stockholders”), and who sell Shares pursuant to the Offer, will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash they receive pursuant to the Offer and their adjusted tax basis in the Shares sold. The sale date for tax purposes will be the date the Fund accepts Shares for purchase. This gain or loss will be capital gain or loss if the Shares sold are held by the tendering U.S. Stockholder at the time of sale as capital assets and will be treated as either long-term or short-term if the Shares have been held at that time for more than one year or for one year or less, respectively. Any such long-term capital gain realized by a non-corporate U.S. Stockholder will be taxed at a maximum rate of 15%.
      The foregoing U.S. federal income tax treatment, however, is based on the assumption that not all stockholders will tender their Shares pursuant to the Offer and that the continuing ownership interest in the Fund of each tendering stockholder (including shares constructively owned by such tendering stockholder pursuant to the provisions of Section 318 of the Code) will be sufficiently reduced to qualify the sale as a sale rather than a distribution for U.S. federal income tax purposes. It is therefore possible that the cash received for the Shares purchased would be taxable as a distribution by the Fund, rather than as a gain from the sale of the Shares. In that event, the cash received by a U.S. Stockholder will be taxable as a dividend (i.e., as ordinary income) to the extent of the U.S. Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits, with any excess of the cash received over the portion so taxable as a dividend constituting a non-taxable return of capital and thereafter as either long-term or short-term capital gain. If cash received by a U.S. Stockholder is taxable as a dividend, the stockholder’s tax basis in the purchased Shares will be added to the tax basis of the remaining Shares held by the stockholder.
      Under the “wash sale” rules under the Code, loss recognized on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the U.S. Stockholder acquires Shares within 30 days before or after the date the tendered Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.
      The Depositary may be required to withhold 28% of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless either: (a) the U.S. Stockholder has completed and submitted to the Depositary an IRS Form W-9 (or Substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the Internal Revenue Service that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the Internal Revenue Service has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.
      b. Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder (i.e., any stockholder that is not a U.S. person (or U.S. person for U.S. federal income tax purposes)) on a sale of Shares pursuant to the Offer depends on whether such transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Stockholder as well as the tax characterization of the transaction as either a sale of the Shares or a distribution by the Fund, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not effectively connected and if, as anticipated for most U.S. Stockholders, it gives rise to taxable gain or loss, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding. If, however, the cash received by a tendering Non-U.S. Stockholder is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected income, regardless of whether the tender is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.
      Non-U.S. Stockholders should provide the Depositary with a completed IRS Form W-8.
      13. Amendments; Extension of Tender Period; Termination. The Fund reserves the right, at any time during the pendency of the Offer, to amend or extend the Offer in any respect. Without limiting the manner in which the Fund may choose to make a public announcement of such an amendment, extension or termination, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rule 14e-l(d) promulgated under the Exchange Act) and by the requirements of the NYSE (including the listing agreement with respect to the Shares).
      Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), the Fund will have no obligation to extend the Offer. In the event that the Fund is obligated, or elects, to extend the Offer, the purchase price for each Share purchased pursuant to the Offer will be equal to 95% of the per Share NAV determined as of the close of the regular trading session of the NYSE on the Pricing Date, which will be the date after the Expiration Date, as extended. No Shares will be accepted for payment until on or after the new Expiration Date.
      14. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.
      The Fund has retained Colbent Corporation to act as Depositary and Georgeson Shareholder Communications, Inc. to act as Information Agent. The Depositary and the Information Agent will each receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses, and the Information Agent will be indemnified against certain liabilities by the Fund.
      15. Miscellaneous. The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.
November 10, 2005

THE EUROPEAN EQUITY FUND, INC.

      This offer to purchase and the accompanying letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) are not conditioned on any minimum number of shares being tendered, but are subject to other conditions as outlined herein and in the letter of transmittal.
      Neither the Fund nor its Board of Directors nor Deutsche Investment Management Americas Inc., the Fund’s investment manager (“DIMA”), makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Directors or DIMA as to whether stockholders should tender or refrain from tendering shares pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein or in the Letter of Transmittal. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board of Directors or DIMA. Stockholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender or refrain from tendering their shares.
Depositary
Colbent Corporation

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:	By Hand:
P.O. Box 859208	161 Bay State Road	161 Bay State Road
Braintree, MA 02185-9208	Braintree, MA 02184	Braintree, MA 02184
Information Agent
Georgeson Shareholder Communications, Inc.
Banks and Brokers Call Collect:
(212) 440-9800
All Others Call Toll Free:
(888) 293-6907